UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(a)-6(e) (2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

The Eastern Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11(Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No. :
	(3)	Filing Party:
	(4)	Date Filed:

THE EASTERN COMPANY
112 Bridge Street
P.O. Box 460
Naugatuck, CT 06770-0460
______________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 28, 2021
______________

The Annual Meeting of Shareholders of The Eastern Company (“Eastern” or the “Company”) will be held on April 28, 2021 at 11:00 a.m., Eastern Time. In light of public health concerns regarding the coronavirus outbreak, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in person, but you will have the same opportunities to participate in the virtual meeting format as you would at an in-person meeting.

The Annual Meeting of Shareholders of the Company will be held for the following purposes:

1.
To elect seven directors.
2.
To cast a nonbinding advisory vote to approve the compensation of the named executive officers.
3.
To ratify the Audit Committee’s recommendation and the Board of Directors’ appointment of Fiondella, Milone & LaSaracina LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for fiscal year 2021.
4.
To transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

The Board of Directors has fixed March 1, 2021 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

You can access the Annual Meeting at https://agm.issuerdirect.com/eml. Shareholders of record and beneficial holders as of the close of business on March 1, 2021 may ask questions and vote their shares during the Annual Meeting. If you were a shareholder of record as of the close of business on March 1, 2021, to vote your shares during the Annual Meeting or submit questions during the Annual Meeting, you must log into the Annual Meeting using the control number found on your proxy card, voting instruction form or notice you previously received. Shareholders of record may vote during the Annual Meeting by following the instructions available on the meeting website during the Annual Meeting.

If you were a beneficial owner as of the close of business on March 1, 2021 of shares held in “street name” through a broker, bank or other nominee and you wish to vote your shares during the Annual Meeting or submit questions during the Annual Meeting, you will need to provide proof of your authority to vote (a legal proxy), which you must obtain from such nominee reflecting your holdings. You may forward an e-mail from your nominee or attach an image of your legal proxy and transmit it via e-mail to Issuer Direct at proxy@issuerdirect.com, and you should label the e-mail “Legal Proxy” in the subject line. Requests for registration must be received by Issuer Direct no later than 12:00 a.m., Eastern Time, on April 25, 2021. You will then receive confirmation of your registration, with a control number by e-mail from Issuer Direct. At the time of the Annual Meeting, go to https://agm.issuerdirect.com/eml and enter the first 13 digits of your control number.

If you do not have a control number, you may attend the Annual Meeting as a guest, but you will not have the option to vote your shares.

Your vote is very important. Whether or not you plan to attend the virtual Annual Meeting of Shareholders or any adjournment thereof, we urge you to submit your proxy as promptly as possible. If you attend the virtual Annual Meeting and vote at the Annual Meeting before your proxy is exercised, your proxy will be deemed revoked and will not be used.

All shareholders are cordially invited to attend the virtual Annual Meeting of Shareholders or any adjournment thereof, and management looks forward to having you there.

By order of the Board of Directors, Theresa P. Dews Secretary
March 16, 2021

PROXY STATEMENT
of
THE EASTERN COMPANY

for the Annual Meeting of Shareholders
To Be Held on April 28, 2021

The Board of Directors of The Eastern Company (“Eastern,” the “Company,” “we,” “us” or “our”) is furnishing this proxy statement in connection with its solicitation of proxies for use at the 2021 Annual Meeting of Shareholders and at any adjournment thereof (the “Annual Meeting”). This proxy statement is first being furnished to shareholders on or about March 16, 2021.

GENERAL INFORMATION REGARDING VOTING AT THE ANNUAL MEETING

The Board of Directors of Eastern (the “Board”) has fixed the close of business on March 1, 2021 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, there were 6,247,981 outstanding shares of Eastern common stock, no par value (“Common Shares”), with each Common Share entitled to one vote.

The presence at the Annual Meeting, or representation by proxy, of holders of a majority of the voting power of the Common Shares entitled to vote at the Annual Meeting is necessary to constitute a quorum.

If you grant a proxy to the persons named on Eastern’s proxy card, the Common Shares represented by your proxy will be voted at the Annual Meeting, either in accordance with the directions indicated on the proxy card, or, if no directions are indicated, in accordance with the recommendations of the Board contained in this Proxy Statement and on the form of proxy card. If a proxy is signed and returned without specifying choices, the Common Shares represented thereby will be voted (1) “FOR ALL” on the proposal to elect: Mr. Fredrick D. DiSanto, Mr. John W. Everets, Mr. Charles W. Henry, Mr. Michael A. McManus, Jr., Mr. James A. Mitarotonda, Mrs. Peggy B. Scott and Mr. August M. Vlak to the Board, each for a one-year term and until their successors have been duly elected and qualified; (2) FOR the approval, on an advisory basis, of the compensation of the named executive officers; and (3) FOR the proposal to ratify the appointment of Fiondella, Milone & LaSaracina LLP as the Company’s independent registered public accounting firm for the Company’s 2021 fiscal year. The Company is not aware of any matters other than those set forth herein which will be presented for action at the Annual Meeting. If other matters should be presented, the persons named in the proxy intend to vote such proxies in accordance with their best judgment.

If you submit a proxy and then wish to change your vote, you will need to revoke the proxy that you have submitted. A shareholder may revoke his or her proxy at any time before it is exercised by voting at the Annual Meeting or by timely delivery of a properly executed, later-dated proxy card or a written revocation of his or her proxy. A later-dated proxy card or written revocation must be received before the Annual Meeting by the Corporate Secretary of the Company, at 112 Bridge Street, P.O. Box 460, Naugatuck, CT 06770-0460. You may also revoke your proxy by submitting a new proxy via the Internet at www.proxyvote.com or by telephone, no later than 11:59 p.m. Eastern Time on April 27, 2021. Attendance at the Annual Meeting does not, without further action, revoke the appointment of a proxy; however, your proxy may be revoked either by giving notice of revocation or voting at the Annual Meeting before your proxy is exercised.

The Common Shares are listed under the ticker symbol “EML” on The NASDAQ Stock Market LLC (“NASDAQ”).

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. On approximately March 16, 2021, we mailed a Notice of Internet Availability of Proxy Materials advising our shareholders that they could view all of the proxy materials online or request a paper or e-mail copy of the proxy materials. This online access format expedites the delivery of materials, reduces printing and postage costs and reduces the environmental impact of our Annual Meeting.

How to Request a Paper or E-mail Copy of the Proxy Materials

You may receive a paper or e-mail copy of the proxy materials free of charge by requesting a copy through one of the following methods:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL:	sendmaterial@proxyvote.com

How to Attend and Vote at the Annual Meeting

You can access the Annual Meeting at https://agm.issuerdirect.com/eml beginning at 10:45 a.m. Eastern Time on April 28, 2021. Shareholders of record and beneficial holders as of the close of business on March 1, 2021 may ask questions and vote their shares during the Annual Meeting. If you were a shareholder of record as of the close of business on March 1, 2021, to vote your shares during the Annual Meeting or submit questions during the Annual Meeting, you must log into the Annual Meeting using the control number found on your proxy card, voting instruction form or notice you previously received. Shareholders of record may vote during the Annual Meeting by following the instructions available on the meeting website during the Annual Meeting.

If you were a beneficial owner as of the close of business on March 1, 2021 of shares held in “street name” through a broker, bank or other nominee and you wish to vote your shares during the Annual Meeting or submit questions during the Annual Meeting, you will need to provide proof of your authority to vote (a legal proxy), which you must obtain from such nominee reflecting your holdings. You may forward an e-mail from your nominee or attach an image of your legal proxy and transmit it via e-mail to Issuer Direct at proxy@issuerdirect.com, and you should label the e-mail “Legal Proxy” in the subject line. Requests for registration must be received by Issuer Direct no later than 12:00 a.m., Eastern Time, on April 25, 2021. You will then receive confirmation of your registration, with a control number by e-mail from Issuer Direct. At the time of the Annual Meeting, go to www.issuerdirect.com/virtual-event/EML and enter the first 13 digits of your control number.

If you do not have a control number, you may attend the Annual Meeting as a guest, but you will not have the option to vote your shares or ask questions.

Online access to the meeting will open 15 minutes prior to the start of the meeting to allow time for participants to login and testing of device audio systems. We encourage participants to access the meeting in advance of the designated start time. After logging in, please review the rules of conduct for the meeting posted on the website.

Support will be available 15 minutes prior to, and during, the meeting to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting. If participants encounter any difficulty, they should call the support team at the numbers listed on the login screen.

Subject to time constraints, we will answer relevant shareholder questions during the meeting and will post the answers to all appropriate questions received, even if not addressed at the meeting due to time constraints, at www.easterncompany.com as soon as practicable following the meeting. The questions and answers will remain available for review on such website until we file the proxy statement for our 2022 annual meeting of shareholders.

Voting at the Annual Meeting

Except in the case of a contested election, directors will be elected by a majority of the votes cast by the shares entitled to vote in the election of directors at the annual meeting of shareholders if a quorum is present. Consequently, a nominee will be elected as a director if the votes cast for the nominee’s election as a director exceed the votes cast against such nominee’s election as a director. However, in a contested election, directors will be elected by a plurality of the votes cast at the annual meeting of shareholders. An election will be considered to be contested if, as of the record date for the annual meeting of shareholders, there are more nominees for election to the Board than there are positions on the Board to be filled by election at the annual meeting. Because the election of directors at this year’s Annual Meeting is not a contested election, a nominee for election as a director at the Annual Meeting will be elected if the votes cast for the nominee exceed the votes cast against the nominee.

If a director is subject to reelection in an uncontested election by a majority of the votes cast, but a majority of the votes are cast against his or her reelection, then the Board will request that the director tender his or her resignation. The Board will nominate for election or reelection as a director only those candidates who agree to tender, promptly following the annual meeting of shareholders at which they are elected or reelected as a director, irrevocable resignations that will be effective upon: (a) their failure to receive the required vote at the annual meeting of shareholders at which they face reelection; and (b) the acceptance of such resignation by the Board. In addition, the Board will fill vacancies on the Board and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors. If an incumbent director fails to receive the required vote for reelection, the Board will act on an expedited basis to determine whether to accept or reject the director’s resignation. A director whose resignation is under consideration must abstain from participating in any decision regarding that resignation.

Each matter to be acted upon at the Annual Meeting other than the election of directors will be approved if the votes cast in favor of the matter exceed the votes cast opposing the matter, assuming a quorum is present.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. An abstaining vote or a broker “non-vote” is considered to be present for purposes of determining a quorum but is not deemed to be a vote cast. As a result, abstentions and broker “non-votes” are not included in the tabulation of the voting results for the election of directors or the other matters to be acted on at the Annual Meeting, each of which requires the approval of a majority of the votes cast, and therefore do not have the effect of votes of opposition in such tabulations.

The Board recommends voting:

“FOR ALL” on the proposal to elect Mr. Fredrick D. DiSanto, Mr. John W. Everets, Mr. Charles W. Henry, Mr. Michael A. McManus, Jr., Mr. James A. Mitarotonda, Mrs. Peggy B. Scott and Mr. August M. Vlak as directors.

FOR the approval, on an advisory basis, of the compensation of the named executive officers.

FOR the ratification of the appointment of Fiondella, Milone & LaSaracina LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year.

Item No. 1

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors will be elected to serve for one-year terms, which expire in 2022 or when a successor is duly elected and qualified. Mr. Fredrick D. DiSanto, Mr. John W. Everets, Mr. Charles W. Henry, Mr. Michael A. McManus, Jr., Mr. James A. Mitarotonda, Mrs. Peggy B. Scott and Mr. August M. Vlak are the Company’s nominees for election at the Annual Meeting. All nominees are current directors whose terms expire in 2021.

Unless otherwise specified in your proxy, the persons with power of substitution named in the proxy card will vote your Common Shares “FOR ALL” of the Company’s nominees. If a nominee is unable or unwilling to accept nomination, the proxies will be voted for the election of such other person as may be recommended by the Board. However, the Board has no reason to believe that the Company’s nominees will be unavailable for election at the Annual Meeting. Approval of this resolution requires the affirmative vote of a majority of the votes duly cast by the Common Shares represented at the Annual Meeting that are entitled to vote on the matter.

The Board recommends a vote “FOR ALL” on the proposal to elect Mr. Fredrick D. DiSanto, Mr. John W. Everets, Mr. Charles W. Henry, Mr. Michael A. McManus, Jr., Mr. James A. Mitarotonda, Mrs. Peggy B. Scott and Mr. August M. Vlak as directors.

Each director has furnished the biographical information set forth below with respect to his or her present principal occupation, business and other affiliations. Information regarding each director’s beneficial ownership of equity securities of the Company is provided under “Security Ownership” in this proxy statement. Unless otherwise indicated, each director has been employed in the principal occupation or employment listed for at least the past five years.

Company Nominees for Election at the 2021 Annual Meeting
For a one-year term expiring in 2022

Fredrick D. DiSanto, age 59, is the Chairman and Chief Executive Officer of The Ancora Group, a holding company that oversees three investment advisors, and has served in such capacities since 2014 and 2006, respectively. Mr. DiSanto was the President and Chief Operating Officer of Maxus Investment Group from 1998 until December of 2000. In 2001, after Maxus Investment Group was sold to Fifth Third Bank, Mr. DiSanto served as Executive Vice President and Manager of Fifth Third Bank’s Investment Advisor Division.

Mr. DiSanto is an experienced public company director and has knowledge and background in finance, strategic planning, governance and international business. He currently serves as a director for Regional Brands, Inc. and Alithya Group Inc. and previously served on the respective Boards of Directors of Axia Net Media Corporation and LNB Bancorp, Inc.

Mr. DiSanto has served as a director of the Company since 2016. Mr. DiSanto is Chairman of the Audit Committee and also serves on the Nominating and Corporate Governance Committee.

John W. Everets, age 74, has been a Partner in Arcturus Capital LLC, Boston since 2016. Mr. Everets was the Chairman and Chief Executive Officer of SBM Financial in Portland, Maine, from May 2010 until October 2016. Mr. Everets was also Chairman and Chief Executive Officer of The Bank of Maine from May 2010 until October 2016. Mr. Everets’ directorships at public companies in the past five years include Independent Director at Medallion Bank (since 2019), Medallion Financial Corp. (since 2017) and The Bank of Maine (2010 to 2015), which merged into Camden National Bank. Mr. Everets also serves on the Board of Directors of Newman’s Own Foundation. Mr. Everets is a former director of Financial Security Assurance, FSA, Dairy Mart and The Martin Currie Business Trust Edinburgh. From 1993 to 2004, Mr. Everets was the Chairman and Chief Executive Officer of HPSC, which was acquired by GE in 2004. Mr. Everets became Chief Executive Officer of GEHPSC from 2004 until 2006.

Mr. Everets has served as a director of the Company since 1993 and brings to the Board extensive knowledge of the Company’s business. Mr. Everets serves on the Audit, Compensation and Nominating and Corporate Governance Committees.

Charles W. Henry, age 71, is an attorney and partner with the law firm Henry & Giardina, LLP located in Woodbury, Connecticut.

Mr. Henry brings to the Board extensive knowledge of the Company’s business. Mr. Henry’s independent legal expertise is valuable to the Company if, and when, matters of law or regulation arise in the normal course of the Company’s business. His law firm does not provide any services to the Company.

Mr. Henry has served as a director of the Company since 1989. Mr. Henry serves on the Compensation, Executive, Nominating and Corporate Governance and the Environment, Health and Safety Committees.

Michael A. McManus, Jr., age 78, is the former Chairman, President and Chief Executive Officer of Misonix, Inc., a publicly traded medical device company. Mr. McManus previously served as President and Chief Executive Officer of New York Bankcorp, a New York Stock Exchange company, until its sale in 1998. Earlier, he served as President of Jamcor Pharmaceuticals, as a Vice President of strategic planning at Pfizer, and as an executive vice president of MacAndrews and Forbes, Revlon, Inc., and Pantry Pride.

Mr. McManus is an experienced public company director and has expertise in financial matters, sales and marketing, strategic acquisitions, government relations and international business matters. Mr. McManus’ public company directorships in the past five years include director of Novavax, Inc., a vaccine company (since 1998). He previously served on the respective Boards of Directors of the Communications Satellite Corporation, Arrhythmia Research Technology, Inc., National Wireless Holdings, American Home Mortgage, A. Schulman, Inc. and Guest Services, Inc.

Mr. McManus has been a director of the Company since 2015. Mr. McManus is the Chairman of the Company’s Compensation Committee and also serves on the Audit, Environment, Health and Safety and Executive Committees.

James A. Mitarotonda, age 66, has served as the Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm, since 1991. Mr. Mitarotonda is an experienced public company director. Over the past five years, Mr. Mitarotonda has served as a director of The Pep Boys – Manny, Moe & Jack from 2006 to 2016 and was Chairman of the Board from 2008 to 2009; A. Schulman, Inc. from 2005 to 2018; OMNOVA Solutions from 2015 to 2020; and Avon Products, Inc. from 2018 to 2020. Mr. Mitarotonda also served as a director of Barington/Hilco Acquisition Corp. from 2015 to 2018, where he was Chairman of the Board from 2015 to 2017; and Chief Executive Officer for a portion of 2015. Mr. Mitarotonda serves as a member of the Board of Trustees for Queens College.

Mr. Mitarotonda has served as a director of the Company since 2015. The Board appointed Mr. Mitarotonda to serve as Chairman of the Board effective January 2016. Mr. Mitarotonda is the Chairman of the Nominating and Corporate Governance Committee and the Executive Committee.

Peggy B. Scott, age 69, has served as the Chairperson of the Board of Cleco Corporate Holdings LLC (Cleco) (NASDAQ: CNL), a public utility holding company, since April 2016. She also served as Interim Chief Executive Officer of Cleco from February 2017 until January 2018. Mrs. Scott serves on the board of Gresham Smith Partners and has been a director of the Blue Cross Blue Shield of Louisiana Foundation since 2006, and former Chairperson and President. Her recent public company service includes Benefytt Technologies, Inc. (NASDAQ: BFYT) until its acquisition in 2020.

Previously, Mrs. Scott served as the Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of Blue Cross Blue Shield of Louisiana (BCBS) from 2005 to 2015, and as Chief Strategy Officer from 2005-2012, overseeing growth strategies and operational performance in challenging markets. Prior to BCBS, she held senior executive positions in U.S. and international companies where she led transformations, growth strategies and operations in seven foreign countries. Earlier, Mrs. Scott was an office Managing Partner with Deloitte, a global public accounting firm, advising diverse companies, including manufacturers and industrial companies.

Mrs. Scott has served as a director of the Company since May 2019. She is Chairperson of the Environment, Health and Safety Committee and serves on the Audit and Compensation Committees. Mrs. Scott is a Certified Public Accountant (CPA) and also Certified in Valuations (ABV and CVA) and Financial Forensics (CFF). She has expertise in strategy, finance, operations, acquisitions and international business.

August M. Vlak, age 54, was appointed President and Chief Executive Officer of the Company on January 1, 2016. From 2012 to 2015, Mr. Vlak served as a senior advisor to Barington Capital Group, L.P. Prior to that, he was a partner at Katzenbach Partners, a senior advisor at Booz & Company, and a consultant at McKinsey & Company. At his prior positions, Mr. Vlak’s work focused on growth strategy and operational performance improvement at more than 50 companies, including leading domestic and global industrial enterprises. Mr. Vlak has served as a director since 2017.

Item No. 2

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

We ask our shareholders to cast a non-binding advisory vote to approve the compensation of our named executive officers (each a “named executive officer” and collectively, the “named executive officers”) described in the Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding named executive officer compensation. We encourage you to read the Compensation Discussion and Analysis and the tables and narratives beginning on page 17 for the 2020 compensation of our named executive officers.

As required by Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our shareholders are entitled to vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement, pursuant to Item 402 of Regulation S-K (“Say-on-Pay Vote”). At our 2017 annual meeting of shareholders held on May 3, 2017, an advisory vote was held on the frequency of the Say-on-Pay Vote. In such vote, the Company’s shareholders voted to hold an advisory vote on the compensation of the Company’s named executive officers annually.

We believe that the compensation of our named executive officers for 2020 was consistent with our compensation philosophy and our performance described in the Compensation Discussion and Analysis. We are asking our shareholders to indicate their support for our named executive officers’ compensation arrangements as described in this proxy statement. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers described in this proxy statement.

While our Board values the opinions expressed by shareholders and intends to carefully consider the result of the shareholder vote on this proposal, the vote is an advisory vote only, and is not binding on the Company, the Board or the Compensation Committee. In considering the outcome of this advisory vote, the Board will review and consider all Common Shares voted in favor of the proposal and not in favor of the proposal. Abstentions and broker non-votes will have no impact on the outcome of this advisory vote.

The Board recommends that shareholders approve the 2020 compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, and in the tabular and accompanying narrative disclosure of this proxy statement by voting FOR the following resolution:

RESOLVED, that the 2020 compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED, on a non-binding advisory basis.

The Board recommends a vote FOR the approval, on an advisory basis, of the 2020 compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. Proxies will be voted FOR the proposal unless otherwise specified.

Item No. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended, and the Board has approved, continuing the services of Fiondella, Milone & LaSaracina LLP for the 2021 fiscal year. These services may include an integrated audit of the consolidated financial statements and internal control over financial reporting of the Company; assistance in connection with filing the Company’s Annual Report on Form 10-K with the Securities and Exchange Commission (the “SEC”); a review of the Company’s quarterly interim financial statements; assistance in connection with the filing of the Company’s Quarterly Reports on Form 10-Q; assistance on financial accounting and reporting matters; preparation of state and federal tax returns; audits of employee benefit plans; and meetings with the Audit Committee. The Board recommends that shareholders vote at the Annual Meeting FOR ratification of the Audit Committee’s recommendation and the Board’s appointment of Fiondella, Milone & LaSaracina LLP to audit the consolidated financial statements of the Company for the 2021 fiscal year.

It is the policy of our Audit Committee to approve all audit and acceptable non-audit engagements provided by the independent registered public accounting firm regarding the scope of the services provided by the independent registered public accounting firm. These services may include audit, audit-related, tax and other services. The independent registered public accounting firm and management are required to report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this policy.

The proposal to ratify the appointment of Fiondella, Milone & LaSaracina LLP as the Company’s independent registered public accounting firm will be approved if, at the Annual Meeting at which a quorum is present, the votes cast in favor of the proposal exceed the votes cast opposing the proposal. The Audit Committee will consider the outcome of the shareholder vote in connection with the selection of Fiondella, Milone & LaSaracina LLP but is not bound by the vote, if the appointment is not ratified by shareholders, the Audit Committee will consider and advise the Board as to whether a different registered public accounting firm should be selected.

We have been advised that representatives of Fiondella, Milone & LaSaracina LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. Such representatives will have an opportunity to make a statement, if they desire to do so.

All fees related to audit services described below were approved in advance by our Audit Committee.

	2020	2019
Audit Fees – Annual & quarterly reviews	$437,000	$506,000
Audit-Related Fees – Employee Benefit Plans	$52,000	$51,139
Tax Fees – Federal and State Return preparation	$209,000	$144,470
All Other Fees – Non-audit services	$6,000	$53,833

Audit Fees: Audit fees paid to Fiondella, Milone & LaSaracina LLP include fees associated with the annual integrated audit and the reviews of the Company’s quarterly reports on Form 10-Q for the quarters ended March 28, 2020, June 27, 2020 and October 3, 2020.

Audit-Related Fees: Audit-related fees paid to Fiondella, Milone & LaSaracina LLP for 2020 primarily include audits of the employee benefit plans of the Company.

Tax Fees: Tax fees paid to Fiondella, Milone & LaSaracina LLP for 2020 were for preparation of the 2019 federal and state income tax returns.

All Other Fees: All Other Fees paid to Fiondella, Milone & LaSaracina LLP for 2020 were for non-audit services.

The Board recommends a vote FOR the ratification of the appointment of Fiondella, Milone & LaSaracina LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year. Proxies will be voted FOR the proposal unless otherwise specified.

AUDIT COMMITTEE FINANCIAL EXPERT

The Board has determined that all audit committee members are financially literate and are independent under the current listing standards of NASDAQ. The Board has also determined that Fredrick D. DiSanto, John W. Everets, Michael A. McManus, Jr. and Peggy B. Scott qualify as “audit committee financial experts” as defined by SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

REPORT OF THE AUDIT COMMITTEE

 The Audit Committee oversees the Company's financial reporting process on behalf of the Board.

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those statements with generally accepted accounting principles in the United States. Within this framework, the Audit Committee has reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K with the independent registered public accounting firm and management. In connection therewith, the Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality and the acceptability of the Company’s accounting principles; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and other related matters as required to be discussed under generally accepted auditing standards in the United States.

In addition, the Audit Committee has discussed with the independent registered public accounting firm the independence of such firm from management and from the Company, including the matters in the written disclosures required by the Public Company Accounting Oversight Board, including Auditing Standard No. 1301 (Communications with Audit Committees) and the Independence Standards Board, and has considered the compatibility of non-audit services with such firm’s independence.

The Audit Committee also discussed with the Company’s independent registered public accounting firm the overall scope and plan for their audit, their evaluation of the Company’s internal control and the overall quality of the Company’s financial reporting. The Audit Committee held four meetings with the Company’s independent registered public accounting firm, both with and without management present, during fiscal year 2020.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 2, 2021 for filing with the SEC. The Audit Committee has recommended, and the Board has approved, subject to shareholder ratification, the selection of Fiondella, Milone & LaSaracina LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year.

Audit Committee:

Fredrick D. DiSanto, Chairman
John W. Everets
Michael A. McManus, Jr.
Peggy B. Scott

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of March 1, 2021, (unless a different date is specified in the notes to the table), with respect to (i) each person known by the Board to be the beneficial owner of more than 5% of the Company’s outstanding Common Shares, (ii) each current director of the Company and nominee to be a director of the Company, (iii) each of the named executive officers and (iv) all directors, nominees and executive officers of the Company as a group. Except as set forth below, the Company knows of no person or group that beneficially owns 5% or more of the outstanding Common Shares. Unless set forth in the following table, the address of each shareholder is c/o The Eastern Company, 112 Bridge Street, Naugatuck, Connecticut 06770-0460.

Title of Class	Name and Address of Beneficial Owner	Amount and Natureof BeneficialOwnership (a)	Percent ofClass (b)
Common Stock	GAMCO Investors, Inc. (c) One Corporate Center Rye, NY 10580	1,099,334	17.60%
Common Stock	Barington Companies Equity Partners, L.P. (d) 888 Seventh Avenue, 6th Floor New York, NY 10019	582,224	9.32%
Common Stock	Dimensional Fund Advisors LP (e) 6300 Bee Cave Road, Building One Austin, TX 78746	412,428	6.60%
Common Stock	Minerva Advisors LLC (f)50 Monument Road, Suite 201 Bala Cynwyd, PA 19004	334,240	5.35%
Common Stock	The Vanguard Group (g) 100 Vanguard Blvd. Malvern, PA 19355	327,074	5.23%

Common Stock	Fredrick D. DiSanto (h)	59,767	0.96%
Common Stock	John W. Everets	121,153	1.94%
Common Stock	Charles W. Henry	66,934	1.07%
Common Stock	James A. Mitarotonda (i)	596,757	9.55%
Common Stock	Michael A. McManus, Jr.	15,581	0.25%
Common Stock	Peggy B. Scott	6,340	0.10%
Common Stock	John L. Sullivan III (j)	33,663	0.54%
Common Stock	August M. Vlak (k)	24,312	0.39%
Common Stock	James P. Woidke (l)	2,458	0.04%
Common Stock	All directors, nominees and executive officers as a group (9 persons)(m)	926,965	14.84%

(a)
The SEC has defined “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to any such security or who has the right to acquire beneficial ownership of any such security within 60 days. Unless otherwise indicated, the amounts owned reflect direct beneficial ownership and the person indicated has sole voting and sole investment power with respect to the Common Shares indicated as beneficially owned. As of March 1, 2021, there were 6,247,981 Common Shares outstanding.

Amounts shown include the number of Common Shares (if any) subject to outstanding options or stock appreciation rights granted under the Company’s 2010 Executive Stock Incentive Plan (the “2010 Plan”) that are exercisable within 60 days after March 1, 2021.

Reported shareholdings include, in certain cases, Common Shares owned by or in trust for a director or nominee, and in which all beneficial interest has been disclaimed by the director or the nominee.

(b)
The percentages shown for each of the directors and executive officers are calculated on the basis that outstanding Common Shares include Common Shares (if any) subject to outstanding options or stock appreciation rights under the Company’s 2010 Plan that are exercisable by such director or officer within 60 days after March 1, 2021.

(c)
Based on information set forth in Amendment No. 10 to Schedule 13D filed with the SEC on December 8, 2020 by Gabelli Funds, LLC, GAMCO Asset Management Inc., Teton Advisors, Inc., GGCP, Inc., Mario J. Gabelli, GAMCO Investors, Inc., Associated Capital Group, Inc. Gabelli Funds, LLC is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), which provides advisory services for a variety of investment funds, investment companies, investment trusts and other investment entities. GAMCO Asset Management Inc., a wholly-owned subsidiary of GAMCO Investors, Inc., is an investment adviser registered under the Advisers Act that is an investment manager providing discretionary managed account services for employee benefit plans, private investors, endowments, foundations and others. Teton Advisors, Inc. is an investment adviser registered under the Advisers Act that provides discretionary advisory services to The TETON Westwood Mighty Mitessm Fund, The TETON Westwood Income Fund, The TETON Westwood SmallCap Equity Fund, TETON Westwood Intermediate Bond Fund and The TETON Westwood Mid-Cap Equity Fund. Mario J. Gabelli is deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons. GAMCO Investors, Inc. and GGCP, Inc. are deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons other than Mario J. Gabelli.

(d)
Barington Companies Equity Partners, L.P. (“BCEP”) beneficially owns 582,224 Common Shares. Mr. Mitarotonda beneficially owns 14,533 Common Shares granted to him under the Directors’ Fee Program. He may also be deemed to beneficially own the 582,224 Common Shares beneficially owned by BCEP. Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp (“LNA”). LNA is the general partner of Barington Capital Group, L.P., which is the majority member of Barington Companies Investors, LLC (“BCI”). BCI is the general partner of BCEP. Mr. Mitarotonda disclaims beneficial ownership of the Common Shares beneficially owned by BCEP except to the extent of his pecuniary interest therein.

(e)
Based on information set forth in Amendment No. 8 to Schedule 13G filed with the SEC on February 12, 2021 by Dimensional Fund Advisors LP (“Dimensional”), an investment adviser registered under Section 203 of the Advisers Act. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, as amended, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the Common Shares that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the Common Shares held by the Dimensional Funds. However, all Common Shares are owned by the Dimensional Funds, and Dimensional disclaims beneficial ownership of such Common Shares.

(f)
Based on information set forth in Amendment No. 5 to Schedule 13G filed with the SEC on February 9, 2021 by Minerva Advisors LLC, Minerva Group, LP, Minerva GP, LP, Minerva GP, Inc., and David P. Cohen. Each of Minerva Advisors LLC, Minerva Group, LP, Minerva GP, LP, Minerva GP, Inc., and David P. Cohen is deemed a beneficial owner of the 249,393 Common Shares held by Minerva Group, LP. David P. Cohen is the beneficial owner of the 2,250 Common Shares that he owns individually and is also deemed a beneficial owner of the 331,990 Common Shares beneficially owned by Minerva Advisors LLC.

(g)
Based on information set forth in a Schedule 13G filed with the SEC on February 10, 2021 by The Vanguard Group. The Vanguard Group has shared power to vote or direct to vote 3,746 shares; sole power to dispose or to direct the disposition of 321,230 shares and shared power to dispose of to direct the disposition of 5,844 shares.

(h)
Mr. DiSanto’s shareholdings include direct ownership of 15,970 Common Shares and shared voting power and investment power over an additional 43,797 Common Shares over which he has indirect beneficial ownership.

(i)
Mr. Mitarotonda beneficially owns 14,533 Common Shares granted to him under the Directors’ Fee Program. He may also be deemed to beneficially own 582,224 Common Shares beneficially owned by BCEP (see footnote (d) above). Mr. Mitarotonda disclaims beneficial ownership of the Common Shares beneficially owned by BCEP except to the extent of his pecuniary interest therein.

(j)
Mr. Sullivan’s security ownership includes 2,574 Common Shares underlying stock appreciation rights granted on March 2, 2017 and February 7, 2019 that became exercisable on February 1, 2018, February 1, 2019, February 1, 2020 and February 1, 2021.

(k)
Mr. Vlak’s security ownership includes 5,148 Common Shares underlying stock appreciation rights granted on March 2, 2017 and February 7, 2019 that became exercisable on February 1, 2018, February 1, 2019, February 1, 2020 and February 1, 2021.

(l)
Mr. Woidke’s security ownership includes 2,458 Common Shares underlying stock appreciation rights granted on March 2, 2017 and February 7, 2019 that became exercisable on February 1, 2018, February 1, 2019, February 1, 2020 and February 1, 2021

(m)
Unless otherwise indicated in the notes above, directors, nominees and named executive officers have sole voting and investment power as to 926,965 Common Shares (14.84% of the outstanding stock).

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Based on a review of the copies of such reports and written representations from certain reporting persons that no such reports were required for those persons, the Company believes that all reports for the Company’s directors, officers and 10% beneficial owners that were required to be filed under Section 16 during the fiscal year ended January 2, 2021 were timely filed.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board is committed to sound corporate governance practices and believes that our current corporate governance practices enhance the Company’s ability to achieve its goals and enable the Board to govern the Company with the highest standards of integrity. In 2018, the Board adopted new Board Governance Guidelines that codify its practices. The Board Governance Guidelines, the Company’s Code of Business Conduct and Ethics, as adopted by the Board on February 4, 2004 and the charters of our Audit, Compensation and Nominating and Corporate Governance Committees are available for review at the Company website at www.easterncompany.com.

The current leadership structure of the Board allows it to perform its duties effectively and efficiently considering the relatively small size of the Company. In 2020, the Board held eleven meetings. All seven current directors attended 100% of the meetings held.

The Board conducts annual self-evaluations to assess the effectiveness, processes, skills, functions and other matters relevant to the Board as a whole or to each particular committee. Results of the evaluations are summarized and discussed at Board and committee meetings for the purpose of improving the effectiveness of the Board and committees.

Because of the Company’s diversified engineering, manufacturing and marketing activities, risk oversight responsibilities are focused generally on the Board’s overall assessment of broad and general business and economic conditions in the market sectors in which the Company operates. With Board oversight, the executive management team’s planning and review and extensive Sarbanes-Oxley compliance testing of internal controls substantiates the credibility of the Company’s financial reporting and operating controls.

The Board is provided with detailed and timely financial and operating communications, including the nature of significant capital projects as well as other important business matters indicating business trends and economic projections that might affect the Company’s businesses.

Board’s Role in Company Strategy and Leadership

The Board has an active role in the Company’s overall strategies. Each year, the Board conducts a comprehensive, in-depth review of the Company’s long-term strategy and annual operating plan and actively monitors and reviews management’s progress in executing both throughout the year. In addition, throughout the year the Board conducts individual segment strategy reviews with segment leadership.

The Board recognizes that one of its most important duties is to endure continuity in the Company’s senior leadership by overseeing the development of executive talent and planning for the effective succession of the Company’s CEO and the executive leadership team. In order to ensure that the succession planning and leadership development process supports and enhances the Company’s strategic objectives, the Board regularly consults with the CEO on the Company’s organizational needs, its leadership pipeline and the succession plans for critical leadership positions.

The Role of the Board in Corporate Social Responsibility

Corporate social responsibility is deeply ingrained in our work, and has been for over a century. Our businesses are committed to solving customers’ complex social responsibility challenges. Every day, the products that our businesses design and manufacture protect people who use them from injury, safeguard property against damage or loss, and increase the reuse and recyclability of packaging. Moreover, our businesses seek to minimize their environmental impact and embrace sustainable material recycling practices in our operations. We know that our first obligation is to the people who come to work at each of our businesses, and we are committed to our goal of zero reportable accidents.

The Board’s Environment, Health and Safety Committee reviews our comprehensive program that ensures the health and safety of our employees.

Board Committees

The Company’s Board has five standing committees: the Executive Committee, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Environment, Health and Safety Committee. Each committee is composed of four independent directors except the Executive Committee and the Environment, Health and Safety Committee, which have three independent directors.

The President and Chief Executive Officer is not a member of any of the Committees.

Executive Committee. The Executive Committee, acting with the full authority of the Board, is responsible for issues requiring immediate attention when the Board is not in session, including approving minutes, monthly operating reports, capital expenditures, banking matters, and other issues. The members of the Executive Committee include Charles W. Henry, Michael A. McManus, Jr. and James A. Mitarotonda (Chairman). In 2020, the Executive Committee did not meet.

Audit Committee. The Audit Committee advises the Board and provides oversight on matters relating to the Company’s financial reporting process, accounting functions and internal controls, and the qualifications, independence, appointment, retention, compensation and performance of the Company’s independent registered public accounting firm. The Audit Committee also provides oversight with respect to legal compliance, ethics programs, and cyber risk management. The members of the Audit Committee include Fredrick D. DiSanto (Chairman), John W. Everets, Michael A. McManus, Jr. and Peggy B. Scott. During 2020, the Audit Committee held four meetings.

Compensation Committee. The Compensation Committee is responsible for establishing basic management compensation, incentive plan goals, and all related matters, as well as determining stock incentive grants to employees. The Board adopted the charter of the Compensation Committee on December 13, 2006. The members of the Compensation Committee include John W. Everets, Charles W. Henry, Michael A. McManus, Jr. (Chairman) and Peggy B. Scott. During 2020, the Compensation Committee held five meetings.

Environment, Health and Safety Committee. The Environment, Health and Safety Committee’s responsibilities include reviewing environmental, health and safety policies; overseeing the management and implementation of systems necessary for compliance with the policies; monitoring the effectiveness of policies, systems and processes; monitoring trends; and, reviewing and monitoring the overall environmental, health and safety performance of the Company. The members of the Environment, Health and Safety Committee include Charles W. Henry, Michael A. McManus, Jr., and Peggy B. Scott (Chairperson). The Environment, Health and Safety Committee held four meetings in 2020.

Nominating and Corporate Governance Committee. The Board adopted the charter of the Nominating and Corporate Governance Committee on May 21, 2015. As defined by the rules and regulations of NASDAQ, the independent members of the Board include all of the members of the Board other than the President and Chief Executive Officer. The Nominating and Corporate Governance Committee selects and recommends to the Board the nomination of individuals for election to the Board. The members of the Nominating and Corporate Governance Committee include Fredrick D. DiSanto, John W. Everets, Charles W. Henry and James A. Mitarotonda (Chairman). During 2020, the Nominating and Corporate Governance Committee held four meetings.

Board Composition

Each member of the Board must have the ability to apply sound business judgment and must be able to exercise his or her duties of loyalty and care. Candidates for the position of director must exhibit proven leadership capabilities and high integrity, exercise high level responsibilities within their chosen careers, and have an ability to quickly grasp complex principles of business and finance. In general, candidates will be preferred to the extent they hold an established executive level position in business, finance, law, education, research, government or civic activities. When current members of the Board are considered for nomination for reelection, their prior contributions to the Board, their performance and their meeting attendance records are taken into account.

With the aim of developing a diverse, experienced and highly-qualified Board, the Nominating and Corporate Governance Committee is responsible for developing and recommending to the Board the desired qualifications, expertise and characteristics of members of the Board, including qualifications that the Nominating and Corporate Governance Committee believes are necessary for one or more of the members of the Board to possess.

Since selecting qualified directors requires consideration of many factors and will be influenced by the particular needs of the Board from time to time, the Board has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NASDAQ listing requirements and the provisions of our Restated Certificate of Incorporation (as amended), our Bylaws (as amended), and the charters of the committees of the Board. When considering nominees, the Nominating and Corporate Governance Committee takes into consideration many factors, including a candidate’s independence, integrity, skills, financial and other expertise, experience, knowledge about our business or the industries in which we operate and ability to devote adequate time and effort to responsibilities of the Board. The brief biographical description of each director set forth in Item 1 of this Proxy Statement includes the individual experience, qualifications, attributes and skill of each director that led to the conclusion that each director should serve as a member of our Board.

The Board does not have a formal or informal policy with respect to diversity, but believes that the Board, taken as a whole, should embody a diverse set of skills, knowledge, experiences and backgrounds appropriate in light of the Company’s needs, and in this regard also subjectively takes into consideration the diversity (with respect to race, gender and national origin) of the Board when considering director nominees. The Company’s nominees for election at the 2021 Annual Meeting for a one-year term expiring in 2022 include one female nominee, who meets the generally considered Board diversity criteria.

Pursuant to the Company’s Corporate Governance Guidelines, the Board examines whether the role of Chairman and Chief Executive Officer should be combined and may determine to separate or combine the offices of Chairman and CEO as it deems appropriate. Since January 1, 2016, the Company has separated the positions of Chairman of the Board and Chief Executive Officer. The Board believes that having a separate Chairman allows the Chief Executive Officer to focus on the day-to-day management of the Company, while enabling the Board to maintain an independent perspective on the activities of the Company and executive management.

Director Nomination Process

The Nominating and Corporate Governance Committee considers director nominees who are identified by the directors, by the shareholders, or through another source. The Nominating and Corporate Governance Committee may also use the services of a third party search firm to assist in the identification or evaluation of director candidates, as the committee deems necessary or appropriate.

Shareholders wishing to submit the names of qualified candidates for possible nomination to the Nominating and Corporate Governance Committee may make such a submission by sending the information described in the Company’s Bylaws to the Board (in care of the Secretary of the Company). This information generally must be submitted not more than 90 days nor less than 60 days prior to the first anniversary of the preceding year’s annual meeting of shareholders.

The Nominating and Corporate Governance Committee will make a preliminary assessment of each proposed nominee based upon his or her resume and biographical information, the individual’s willingness to serve as a director, and other background information. When considering nominees, the Nominating and Corporate Governance Committee takes into consideration many factors, including a candidate’s independence, integrity, skills, diversity, financial and other expertise, experience, knowledge about our business or the industries in which we operate and ability to devote adequate time and effort to responsibilities of the Board. This information is evaluated against the criteria described above and the specific needs of the Company at the time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Corporate Governance Committee will determine which nominee(s) they will recommend for election to the Board. The Nominating and Corporate Governance Committee use the same process for evaluating all nominees, regardless of the original source of the nomination.

Board Independence

The Board is currently composed of seven members, six of whom are independent. Our Corporate Governance and Nominating Committee conducts an annual review and makes a recommendation to the full Board as to whether each of our directors meets the applicable independence standards of the NASDAQ Marketplace Rule 4200(a)(15). In accordance with the NASDAQ standards, our Board has adopted categorical standards for director independence, including heightened standards applicable to members of our Audit and Compensation Committees. A director will not be considered independent unless the Board determines that the director has no material relationship with the Company (directly, or a partner, stockholder or officer of an organization that has a material relationship with the Company). The Board has determined that each of the current directors, except August M. Vlak, has no material relationship with the Company other than as a director and is independent within the listing standards of NASDAQ. In making its independence determinations, the Board has broadly considered all relevant facts and circumstances.

Summary of Annual Director Compensation

During fiscal year 2020, the Company paid non-employee directors individually in Common Shares as follows: the annual retainer for the chairman of the board is $125,000; for directors it is $70,000; the chairman of the Audit Committee received an additional $10,000; the chairman of the Compensation and Environment, Health and Safety Committees received an additional $7,500; the chairman of the Nominating and Governance Committee received an additional $2,000. In addition to the annual retainer fee, all non-employee directors were compensated for all meetings in addition to the Board’s five regularly scheduled meetings as follows: $1,500 for each in-person meeting and $500 for each telephonic meeting. There will be no change to the compensation given to the chairmen of committees and compensation for meetings over the five regularly scheduled meetings for fiscal year 2021.

Each director receives their fees in the form of Company Shares. The Company Shares are issued under the Directors’ Fee Program (the “Directors’ Fee Program”) provided for in The Eastern Company 2020 Stock Incentive Plan (the “2020 Plan”).

The Company maintains a minimum share ownership requirement for non-employee directors. The common stock ownership requirement will be deemed to have been met once the total net realizable share value held by a non-employee director exceeds five (5) times the annual base retainer paid to the non-employee director. Non-employee directors should attain this target within three (3) years of becoming a member of the Board. Ms. Peggy Scott has not achieved this target, however, she is still within the three (3) year time frame of joining the Board. All other non-employee directors have achieved this target.

DIRECTOR COMPENSATION IN FISCAL 2020

Name (1)	Fees Earned or Paid in Cash ($) (2) (4) Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation ($) (3)	Total ($)
Fredrick D. DiSanto	$76,992				$258	$77,250
John W. Everets	67,483				-	67,483
Charles W. Henry	64,013				-	64,013
Michael A. McManus, Jr.	74,628				-	74,628
James A. Mitarotonda	115,404				762	116,166
Peggy B. Scott	74,620				762	75,382

(1)
This table discloses the compensation received by all non-employee directors who served as a director in 2020. Mr. Vlak did not receive any compensation for his service as a director of the Company.

(2)
The amounts listed could include adjustments for fractional shares from previous periods. All Fees paid in newly issued stock of the Company.

(3)
All non-employee directors are provided a life insurance benefit. Messrs. DiSanto, Mitarotonda and Mrs. Scott have a $50,000 benefit and Messrs. Everets, Henry and McManus have a $25,000 benefit. The life insurance benefit is reduced after age 70.

(4)
All directors waived fees for the Board meetings related to the Company’s response to the Covid-19 pandemic and accepted reduced fees in the last half of 2020.

For information on compensation for Mr. Vlak, a director and the President and Chief Executive Officer of the Company, see the executive compensation tables beginning on page 17.

POLICIES AND PROCEDURES CONCERNING RELATED PERSONS TRANSACTIONS

Our Code of Business Conduct and Ethics prohibits all conflicts of interest between the Company and any of its directors, officers and employees, except under guidelines approved by the Board or the Board Committees. A conflict of interest exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. Employees are encouraged to report any conflicts of interest, or potential conflicts of interest, to their supervisors or superiors. However, if an employee does not believe it appropriate or if he or she is not comfortable approaching his or her supervisors or superiors, then the employee may contact either the Chairman of the Audit Committee or Company counsel.

To identify related party transactions, each year the Company requires our directors and executive officers to complete a questionnaire that identifies any transaction with the Company or any of its subsidiaries in which the director or executive officer or members of his or her family have an interest. If any related party transactions are reported, the Board reviews them to determine if the potential for a prohibited conflict of interest exists. Prior to its review, the Board will require full disclosure of all material facts concerning the relationship and financial interest of the relevant individuals in the transaction. Each year, our directors and executive officers also review our Code of Business Conduct and Ethics.

The Board has determined that no transactions occurred since the beginning of 2019 involving any director, director nominee or executive officer of the Company, any known 5% shareholder of the Company or any immediate family member of any of the foregoing persons (together “related persons”) that would require disclosure as a “related person transaction.”

COMPENSATION DISCUSSION AND ANALYSIS

Our named executive officers for fiscal year 2020 were:

August M. Vlak	President and Chief Executive Officer
John L. Sullivan III	Vice President and Chief Financial Officer
James P. Woidke	Chief Operating Officer

Compensation Governance

The Compensation Committee recommends to the Board policies and processes for the regular and orderly review of the performance and compensation of the Company’s senior executive management personnel, including the President and Chief Executive Officer. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer and other executive officers; recommends to the Board and/or the Company’s Management with respect to compensation of executives other than named executive officers and administers the Company’s stock plan, The Eastern Company 2010 Executive Stock Incentive Plan, The Eastern Company 2020 Stock Incentive Plan and all other equity-based plans from time to time. The Compensation Committee regularly reviews, administers, and when necessary recommends changes to the Company’s stock incentive and performance-based compensation plans.

The Compensation Committee is comprised of members of the Board, none of whom may be an active or retired officer or employee of the Company or any of its subsidiaries. Members of the Compensation Committee are appointed annually by the Board. Messrs. Michael A. McManus, Jr., John W. Everets and Charles W. Henry and Mrs. Peggy B. Scott are the members of the Compensation Committee. Mr. McManus has been the Chairman of the Compensation Committee since July 29, 2015. The Compensation Committee held five meetings during the fiscal year ended January 2, 2021. Neither the Compensation Committee nor management engaged any compensation consultant during fiscal year 2020.

This Compensation Discussion and Analysis focuses on:

●
The guiding principles and objectives underlying the Company’s compensation program, including the performance levels that the program is designed to reward; and
●
A description of each of the components of the compensation program, including an explanation as to why these elements were selected as the preferred means to achieve the compensation program’s objectives, and how the amount of each element of compensation is determined.

Principles and Objectives of the Compensation Program

The Company’s compensation program and policy are designed to attract, motivate, retain and reward highly qualified executives and employees and to reinforce the relationship between individual performance and business results in a manner that aligns the interests of executives and shareholders.

At our 2020 annual meeting of shareholders, our shareholders were asked to vote on a non-binding resolution relating to the compensation of the Company’s named executive officers. The advisory vote requested that shareholders vote for a resolution approving of the compensation of the Company’s named executive officers, which resolution was adopted by the shareholders. The Compensation Committee has considered the results of this advisory vote, and has deemed it to indicate the shareholders’ approval of the Company’s compensation package, which is designed to be competitive and to encourage executive retention. An advisory vote at our 2017 annual meeting of shareholders requested the shareholders to determine the frequency with which the compensation of the named executive officers would be presented for a shareholder vote. The shareholders elected to have such a vote every year. Based on the shareholders’ vote, the Board has adopted a policy whereby an advisory vote on the compensation of the named executive officers will be held every year. Shareholders will not be required to vote again on the frequency of the shareholder vote for the compensation of the named executive officers until 2023. See Item No. 2 – Advisory Vote on the Compensation of the Named Executive Officers.

The Board has adopted an incentive compensation clawback policy as part of the Board’s ongoing efforts to strengthen the Company’s corporate governance and risk management. The policy is designed to ensure that incentive compensation is awarded based on accurate financial and operating data and the correct calculation of the Company’s performance against incentive targets. The policy requires the Compensation Committee to seek the recovery of incentive compensation in the event of fraud or misconduct or a restatement of the financial or operating results of the Company that results in the payment of inflated incentive compensation.

The Company also has an anti-hedging policy that prohibits Restricted Persons from short-term trading, taking short positions, or hedging in Company Shares. Restricted Persons include Directors, Corporate Officers or other members of the Company’s senior management team, or employees of the Company.

The following principles guide the Company’s compensation practices as applied to all executives.

Compensation levels should be sufficiently competitive to attract and retain highly qualified executives and employees.

The Company endeavors to pay compensation at levels consistent with prevailing levels of compensation for similar positions in the geographic areas in which the Company maintains operations, in order to enable the Company to attract and retain the talent needed to achieve its business objectives. The Compensation Committee has used various sources to evaluate the competitiveness and overall structure of executive compensation and non-employee director compensation.

Compensation should be aligned with performance.

The Company believes that a significant portion of executive compensation should take the form of annual incentives based on the annual results of operations achieved by the Company and its subsidiaries as well as long-term value creation. The Company believes that its practice of paying annual incentives based on individual and overall results of operations supports an integrated business model.

The Company’s incentive compensation program is balanced between short- and long-term incentive compensation. Short-term incentive compensation—in the form of annual cash incentive awards—is awarded based on annual financial performance and operational goals. This design achieves our objective of offering superior pay for superior performance. Long-term incentive compensation is an important component of the Company’s total compensation for executives. The Company’s long-term incentive compensation program grants stock options, stock appreciation rights and restricted stock awards at appropriate times and in appropriate amounts to serve as a long-term performance incentive. The Compensation Committee believes that the Company’s long-term incentive program provides executives with the opportunity to increase their ownership in the Company, thereby more closely aligning the best interest of the shareholders and the executives. The Company maintains a minimum share ownership requirement for named executive officers. The common stock ownership requirement will be deemed to have been met once the total net realizable share value held by: the Company’s Chief Executive Officer exceeds five (5) times his annual base salary; the Company’s Chief Financial Officer exceeds two (2) times his annual base salary; and the Company’s Chief Operating Officer exceeds $100,000. The Company has determined this requirement should be met by December 31, 2025. At this time, the Chief Financial Officer has met the requirement.

Compensation should reflect an individual’s position and responsibility, and compensation for named executive officers should be more heavily weighted toward incentive pay.

Total compensation should generally increase with position and responsibility. Employees in named executive officer positions have greater roles and responsibilities associated with achieving the Company’s performance goals, and should thus have a greater portion of their compensation tied to the achievement of those goals. Accordingly, a greater percentage of compensation for more senior positions, particularly those with the greatest responsibility for driving achievement of performance targets, is paid in the form of potential short- and long-term incentive pay.

Components of the Compensation Program

Base salary

Base salaries are set after referencing market data for similar positions from the salary.com survey report on compensation in the manufacturing sector and the Company’s independent benchmarking of peer companies. The Company selects peer companies based on comparable size, nature of operations, and complexity and scope of business activities.

The compensation of the Company’s President and Chief Executive Officer, August M. Vlak, is determined pursuant to the terms and conditions of an employment agreement between Mr. Vlak and the Company, entered into effective January 1, 2018. Mr. Vlak’s base salary was $461,250 for the year ended January 2, 2021. Mr. Vlak’s base salary increased 3% to $475,088 for 2021.

The compensation of named executive officer John L. Sullivan III, Vice President and Chief Financial Officer, is determined annually by the Compensation Committee and approved by the Board. Mr. Sullivan’s base salary was $343,000 for the year ended January 2, 2021. Effective January 4, 2021, Mr. Sullivan’s base salary increased 2.5% to $351,575.

The compensation of named executive officer James P. Woidke, Chief Operating Officer, was determined by the Compensation Committee and approved by the Board. Effective January 1, 2020, Mr. Woidke’s base salary was increased 2.5% to $331,000. Effective September 8, 2020, Mr. Woidke’s base salary was increased to $350,000. Mr. Woidke’s salary will remain at $350,000 for 2021.

Total compensation of Messrs. Vlak, Sullivan and Woidke is below the average for similar positions at comparable organizations in the United States as reported by the salary.com survey and the Company’s independent benchmarking of peer companies.

Short-Term Incentives — Annual Cash Incentives

For fiscal year 2020, the named executive officers were eligible to receive short-term incentive compensation based on the annual performance of the Company. Short-term incentives were based on specific goals in the Company’s annual operating plan, as approved by the Board on December 5, 2019. Seventy percent of the short-term incentive for August M. Vlak, President and Chief Executive Officer and for John L. Sullivan III, Vice President and Chief Financial Officer, was determined by the Company’s 2020 earnings per share and thirty percent was determined by working capital efficiency of the Company. Working capital was defined as the combined current assets less current liabilities less cash of the businesses. Working capital efficiency is calculated as the average quarterly working capital divided by sales. The Company’s 2020 earnings per share goal was $3.01, before adjustments for one-time costs. The Company’s working capital efficiency goal for 2020 was 21.1%. Fifty-two and one half percent of the short-term incentive for the named executive officer, James P. Woidke, Chief Operating Officer, was determined by the 2020 earnings from the Eberhard group of businesses; seventeen and one-half percent was determined by operating earnings from all operating businesses before corporate costs; twenty two and one-half percent was determined by working capital efficiency of the Eberhard group of businesses; and the remaining seven and one-half percent was determined by the working capital efficiency of the Company. Determination of the Company’s results and achievement of performance targets is subject to final approval by the Compensation Committee.

During 2020, if the Company achieved its earnings per share and working capital efficiency goals, Mr. Vlak was eligible to earn a total short-term incentive equal to 100% of his base salary. The threshold for earning each component of the short-term incentive was achieved at 80% of the goal. At 80% achievement of each goal, Mr. Vlak was eligible to earn 50% of the associated short-term incentive. If the Company achieved less than 80% of a goal, Mr. Vlak was not eligible to earn the associated short-term incentive. At 125% achievement of each goal, Mr. Vlak was eligible to earn 135% of the associated short-term incentive. Mr. Vlak was eligible to earn a maximum short-term incentive of 175% of his base compensation.

During 2020, if the Company achieved its earnings per share and working capital efficiency goals. Mr. Sullivan was eligible to earn a total short-term incentive equal to 40% of his base salary. The threshold for earning each component of the short-term incentive was achieved at 80% of the goal. At 80% achievement, Mr. Sullivan was eligible to earn 50% of the associated short-term incentive. At less than 80% of each goal, Mr. Sullivan was not eligible to earn the associated short-term incentive. At 125% achievement of each goal, Mr. Sullivan was eligible to earn 54% of the associated short-term incentive. Mr. Sullivan was eligible to earn a maximum short-term incentive of 70% of his base compensation.

During 2020, if the Company achieved its operating earnings and working capital efficiency goals. Mr. Woidke was eligible to earn a total short-term incentive equal to 50% of his base salary. The threshold for earning each component of the short-term incentive was achieved at 80% of the goal. At 80% achievement Mr. Woidke was eligible to earn 50% of the associated short-term incentive. At less than 80% of each goal, Mr. Woidke was not eligible to earn the associated short-term incentive. At 125% achievement of each goal, Mr. Woidke was eligible to earn 67% of the associated short-term incentive. Mr. Woidke was eligible to earn a maximum short-term incentive of 87% of his base compensation.

During 2020, Mr. Vlak earned an annual cash incentive of $84,363 equal to 18% of his base salary. The annual cash incentive did not include any payment for the Company’s earnings per share goal for 2020. The annual cash incentive included $84,363 for the Company’s achievement of 83% of its working capital efficiency goal for 2020 weighted at 30%.

During 2020, Mr. Sullivan earned a cash incentive of $25,108 equal to 7% of base compensation. The annual cash incentive did not include any payment for the Company’s earnings per share goal for 2020. The annual cash incentive included $25,108 for the Company’s achievement of 83% of its working capital goal for 2020, weighted at 30%.

During 2020, Mr. Woidke earned a cash incentive of $25,000 equal to 7% of base compensation. The annual cash incentive did not include any payment for the 2020 earnings from the Eberhard group of business, the operating earnings from all operating businesses before corporate costs, or the working capital efficiency of the Eberhard group of businesses. The annual cash incentive included $11,209 for the Company’s achievement of 83% of its working capital goal for 2020 and a one-time discretionary payment of $13,791 in recognition of Mr. Woidke’s leadership of the combination of the Eberhard group of businesses and the Illinois Lock group of businesses and his interim leadership of Big 3 Precision.

The following table shows the incentive calculation for fiscal year 2020 based on the short-term incentive earned:

	Mr. Vlak	Mr. Sullivan	Mr. Woidke
Base Salary	$461,250	$343,000	$350,000
Incentive achievement	18%	7%	7%
Incentive earned	$84,363	$25,108	$25,000

Long-term incentives and performance based stock appreciation rights

On March 2, 2017, the named executive officers were granted stock appreciation rights (“SARs”) which vest over a three-year period provided certain performance goals are achieved (the “2017 – 2019 Performance Period”). The exercise price of $19.10 per unit is equal to 100% of the fair market value of a Common Share on the grant date of the SAR. The performance goal is the Return on Invested Capital (ROIC) achieved in each of the three fiscal years ending December 2017, December 2018 and December 2019. The ROIC is defined as the sum of the Company’s average annual fixed assets, intangible assets, and current assets; reduced by the sum of the Company’s average annual current liabilities and cash.

On February 7, 2018, the named executive officers were granted SARs which vest on February 1, 2021, provided certain performance goals are achieved (the “2020 Performance Period”). The exercise price of $24.90 per unit is equal to 100% of the fair market value of a Common Share on the grant date of the SAR. The performance goal is the Company’s Book Value at the close of December of fiscal year 2020. The Company’s Book Value is defined as the total assets minus the value of total liabilities as recorded on the Company’s balance sheet.

On February 25, 2019, the named executive officers were granted SARs which vest on February 1, 2022, provided certain performance goals are achieved (the “2021 Performance Period”). The exercise price of $26.30 per unit is equal to 100% of the fair market value of a Common Share on the grant date of the SAR. The performance goal is the Company’s Book Value at the close of December of fiscal year 2021. The Company’s Book Value is defined as the total assets minus the value of total liabilities as recorded on the Company’s balance sheet.

On April 29, 2020, the named executive officers were granted SARs which vest on February 1, 2023, provided certain performance goals are achieved (the “2022 Performance Period”). The exercise price of $20.20 per unit is equal to 100% of the fair market value of a Common Share on the grant date of the SAR. The performance goals are the Company’s Book Value at the close of December of fiscal year 2022 and the ROIC achieved in fiscal year 2022. The ROIC is defined as the sum of the Company’s average annual fixed assets, intangible assets, and current assets as of the end of fiscal year 2022; reduced by the sum of the Company’s average annual current liabilities and cash as of the end of fiscal year 2022The Company’s Book Value is defined as the total assets minus the value of total liabilities as recorded on the Company’s balance sheet.

The performance periods are as follows:

		Grantee
		SARs (units)
		Vlak	Sullivan	Woidke
					ROIC Target	ROIC Achieved	Vested
2017 – 2019	Year 1	6,667	3,334	3,334	9.1%	10.7%	Yes
Performance	Year 2	6,666	3,333	3,333	10.3%	10.4%	Yes
Period	Year 3	6,666	3,333	3,333	11.5%	9.8%	50%
2020 Performance					Book Value Target	Book Value Achieved	Vested
Period	Year 1	20,000	10,000	7,000	$117.8 million	104.3	Yes (1)
2021					Book Value	Book Value
Performance					Target	Achieved	Vested
Period	Year 1	12,000	5,000	7,000	$127.0 million	----	----
2022					50% Book Value	Book Value	Vested
Performance	Year 1	12,000	6,000	7,000	Target	Achieved	----
Period					$133.0 million	----
					50% ROIC Target	ROIC
					9.3% to 11%	Achieved
						----

(1) The Compensation Committee waived the performance goal for the 2020 Performance Period due to the impact of the COVID-19 pandemic.

Retirement and Other Post-Termination Plans

401(k) Plan

The Company maintains The Eastern Company Savings and Investment Plan (the “SIP”) for the benefit of certain eligible employees, including executive officers. An eligible employee who participates in the SIP may execute a salary reduction agreement requiring the Company to reduce his or her taxable earnings by a percentage of his or her compensation (as elected by the participant) and to contribute that amount to the SIP. The amount of the contribution could not exceed $19,500 for calendar year 2020, plus an additional $6,500 catch-up contribution for those participants ages 50 and older.

If an employee executes such a salary reduction agreement, the Company will make a matching contribution to the SIP on behalf of the employee. For 2020, the matching contribution equaled 50% of that portion of an employee’s salary reduction contribution that did not exceed 6% of his or her compensation.

Effective June 1, 2016, the SIP Plan was amended to increase the non-discretionary profit sharing contribution to 3%, and eligibility for the profit sharing contribution was extended to all non-union U.S. employees. The SIP Plan was also amended to provide for a non-discretionary contribution (the “transitional credit”) for certain non-union U.S. employees who were eligible to participate in the Salaried Employees Retirement Plan of The Eastern Company (the “Salaried Plan”). The amount of this non-discretionary contribution ranges from 0% to 4% of compensation, based on the age of the individual on June 1, 2016.

Earnings in excess of $285,000 for calendar year 2020 cannot be taken into account under the SIP. An employee is fully vested in his or her salary reduction contributions and the earnings on those contributions. An employee will become vested in any matching contributions, transitional credits, and non-discretionary profit sharing contributions, and the earnings thereon, under a graded vesting schedule, with full vesting after completing five years of service or upon reaching age 65. Employees who are participating in the SIP may direct that their account balances be invested in one or more investment options offered under the plan.

Pension Benefits

The Company maintains the Salaried Employees Retirement Plan of the Eastern Company (the “Salaried Plan”) for the benefit of certain eligible employees, including executive officers. On April 5, 2016, the Board passed a resolution freezing benefit accruals under the Salaried Plan, effective as of May 31, 2016. As a result, compensation and years of service earned after May 31, 2016 are not taken into account in determining the amount of a member’s retirement benefit under the Salaried Plan.

An employee reaches his or her normal retirement date and can begin benefits without reduction upon reaching age 65
(or, if later, the earlier of the attainment of age 70 or the completion of five years of participation in the plan). An employee reaches his or her early retirement date when he or she reaches age 55 after completing 20 years of service. An employee who is eligible for early retirement can elect to begin to receive his or her benefits on an actuarially reduced basis. In addition, if an employee’s age and years of service equal at least 90, the employee can elect to begin to receive his or her benefits with a smaller reduction for early commencement than is otherwise applicable for early retirement.

Pension Benefits Table

The following table provides certain information regarding the present value of accumulated benefits under the Company’s qualified and nonqualified defined benefit pension plans as of the last day of the 2020 fiscal year:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
August M. Vlak	Salaried Plan(2)	0	$0	-
John L. Sullivan III	Salaried Plan(3)	44	$2,378,919	-
James P. Woidke	Salaried Plan(2)	0	$0	-

(1)
Present value is determined by reference to the Pri-2012 Scale MP-2020 mortality table and an interest rate of 2.40%.
(2)
The Salaried Plan was frozen before Mr. Vlak and Mr. Woidke had accrued any benefits.
(3)
Under the Salaried Plan, Mr. Sullivan is eligible for normal retirement.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of the Company, have reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussions, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference to this proxy statement, in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2021.

Compensation Committee:

Michael A. McManus, Chairman
Charles W. Henry
John W. Everets
Peggy B. Scott

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the 2020 fiscal year, no member of the Compensation Committee was, or had previously been, an officer or employee of the Company or its subsidiaries or had any direct or indirect material interest in a transaction with the Company or in a business relationship with the Company that would require disclosure under the applicable rules of the Securities and Exchange Commission. In addition, no interlocking relationship existed between any member of the Compensation Committee or an executive officer of the Company, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full Board) or an executive officer of any other entity, on the other hand.

EXECUTIVE COMPENSATION

This section of the proxy statement explains our compensation program for our principal executive officer and our other most highly-compensated executive officers, whom we refer to collectively in this proxy statement as “our named executive officers.”

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Company’s named executive officers for the fiscal years ended December 29, 2019 and January 2, 2021.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (6)	All Other Compen- sation ($) (7)	Total ($)
August M. Vlak, 54 (8)	2020	$461,250	$-	$-	$71,000	$84,363	$-	$20,260	$636,873
President and CEO	2019	461,250	-		78,000	341,100	-	21,796	902,146
John L. Sullivan III, 67	2020	343,000	-	-	35,000	25,108	321,285	38,346	762,739
Vice President and CFO (9)	2019	333,000	-		33,000	99,999	325,872	39,170	831,041
James P. Woidke, 58	2020	350,000	13,791	-	41,000	11,209	-	20,103	436,263
Chief Operating Officer (10)	2019	322,500	-		45,000	180,601	-	19,652	522,753

(1)
The 2020 and 2019 fiscal years consisted of 53 weeks and 52 weeks, respectively.

(2)
Amounts shown were discretionary bonuses issued in the applicable fiscal year and paid in the subsequent year to the named executive officers.

(3)
There were no stock awards granted by the Company to the named executive officers in 2020 or 2019.

(4)
SARs were granted on April 29, 2020 and February 25, 2019. The fair value of SARs granted for 2020 and 2019 for Mr. Vlak is $71,000 and $78,000, respectively; for Mr. Sullivan is $35,000 and $33,000, respectively; and for Mr. Woidke is $41,000 and $45,000, respectively. The fair value was determined on the grant date using the Black-Scholes Model.

(5)
Amounts shown were earned in the applicable year and paid in the subsequent year under the Company’s short-term incentive plan. Mr. Vlak earned a bonus for 2020 in the amount of $84,363, Mr. Sullivan earned a bonus for 2020 in the amount of $25,108 and Mr. Woidke earned a bonus for 2020 in the amount of $11,209.

(6)
Amounts shown reflect the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all defined benefit plans, including supplemental plans, during each fiscal year. For Mr. Sullivan, accruals under the Salaried Plan equaled $321,285 for 2020 and $325,872 for 2019.

(7)
Included in this column are Company contributions to the SIP (including matching contributions, transitional credits and profit sharing contributions), the cost of the use of a company-owned vehicle, company paid term life insurance premiums, the value of group term life insurance in excess of $50,000, and life insurance under the Salaried Plan. The Company’s contributions to the SIP (including matching contributions, transitional credits and profit sharing contributions) for Mr. Vlak equaled $17,100 for 2020 and $16,800 for 2019, for Mr. Sullivan equaled $28,500 for 2020 and $28,000 for 2019 and for Mr. Woidke equaled $17,100 for 2020 and $16,800 for 2019. The cost of the use of a company-owned vehicle for Mr. Sullivan equals $3,600 for 2020 and 2019. Company paid term life insurance premiums for Mr. Vlak equaled $1,968 for 2020 and $3,804 for 2019, for Mr. Sullivan equal $1,476 for 2020 and $2,952 for 2019 and for Mr. Woidke equal $1,452 for 2020 and $1,392 for 2019. The value of group term life insurance in excess of $50,000 for Mr. Vlak equaled $1,192 for 2020 and 2019; for Mr. Sullivan equaled $4,770 for 2020 and $4,618 for 2019 and for Mr. Woidke equaled $1,651 for 2020 and $1,460 for 2019.

(8)
Mr. Vlak was appointed President and Chief Executive Officer on January 1, 2016.

(9)
Mr. Sullivan was appointed Chief Financial Officer on December 13, 2006. Prior to that, he was the Vice President, Treasurer and Secretary of the Company.

(10)
Mr. Woidke was appointed Chief Operating Officer on September 8, 2020. Prior to that, he was the Managing Director of the Eberhard Manufacturing Group.

STOCK BASED AWARDS

On April 28, 2010, the shareholders approved The Eastern Company 2010 Executive Stock Incentive Plan (the “2010 Plan”), which by its terms expired on February 9, 2020. No additional options or shares of restricted stock may be granted under the 2010 Plan. However, options previously granted remain exercisable in accordance with their terms.

On April 29, 2020, the shareholders approved the 2020 Plan, which by its terms will terminate on February 19, 2030. The 2020 Plan authorizes the grant of incentive stock options and non-qualified stock options to purchase Common Shares, the grant of shares of restricted stock, and the grant of other stock-based awards (such as SARs). The Compensation Committee determines the terms and conditions of the awards granted under the 2020 Plan, subject to the terms of the 2020 Plan. Awards are permitted to be granted to salaried officers and other key employees of the Company, whether or not such employees are also serving as directors of the Company. The 2020 Plan also provides for the grant of nonqualified stock options to non-employee directors of the Company.

The purchase price of the Common Shares subject to each incentive stock option granted under the 2020 Plan may not be less than the fair market value of the Common Shares on the date of grant. The purchase price of Common Shares subject to non-qualified stock options granted under the 2020 Plan, and the price (if any) which must be paid to acquire a share of restricted stock granted under the 2020 Plan, is set by the Compensation Committee.

Incentive stock options must be exercised within ten years of the date of grant. Non-qualified stock options must be exercised within the period set forth in the 2020 Plan or, if the 2020 Plan permits, within the period established by the Compensation Committee. Moreover, options may not be exercised more than three months after termination of employment or termination of service as a director. However, in the case of death or disability, the option may be exercised within one year after death or disability by the estate of such named executive officer. The three month period is also extended to one year for an optionee who terminates employment or terminates service as a director at or after reaching age sixty-five (65).

OPTIONS EXERCISED IN FISCAL 2020

The named executive officers did not exercise any stock options or SARs during the fiscal year ended January 2, 2021, and the named executive officers did not own any shares of restricted stock which vested during the fiscal year ended January 2, 2021.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table displays the units of unvested SARs held by each of the named executive officers at the end of fiscal year 2020. There have been no stock options granted by the Company for the named executive officers and there are no outstanding stock options.

		Option Awards
	Option Grant	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise	Option Expiration
Name	Date	Exercisable (#)	Unexercisable (#)	Options (#)	Price ($)	Date

August M. Vlak	03/02/2017	16,667	3,333	-	$19.10	03/02/2022
President & CEO	02/07/2018	20,000	-	-	24.90	02/07/2023
	02/25/2019	-		12,000	26.30	05/25/2024
	04/29/2020	-	-	12,000	20.20	04/29/2025

John L. Sullivan, III	03/02/2017	8,333	1,667	-	19.10	03/02/2022
VP & CFO	02/07/2018	10,000	-	-	24.90	02/07/2023
	02/25/2019	-	-	5,000	26.30	05/25/2024
	04/29/2020	-		6,000	20.20	04/29/2025

James P. Woidke	03/02/2017	8,333	1,667	-	19.10	03/02/2022
COO	02/07/2018	7,000	-	-	24.90	02/07/2023
	02/25/2019	-	-	7,000	26.30	05/25/2024
	04/29/2020	-	-	7,000	20.20	04/29/2025

On March 2, 2017, the Compensation Committee granted SARs under the 2010 Plan as follows: August M. Vlak – 20,000; and John L. Sullivan III – 10,000. The SARs have an exercise price of $19.10 (equal to the fair market value of a Common Share on the date of grant), and will vest on a three-year schedule based on performance targets set by the Board and become exercisable on a graded schedule over a period of five years. The named executive officer must remain an employee of the Company on each applicable vesting date and the Company must meet certain performance targets for vesting of the SARs based on the Company’s 2017, 2018, and 2019 return on invested capital.

On February 7, 2018, the Compensation Committee granted SARs under the 2010 Plan as follows: August M. Vlak – 20,000; and John L. Sullivan III – 10,000. The SARs have an exercise price of $24.90 (equal to the fair market value of a Common Share on the date of grant), and will vest on February 1, 2021 based on performance targets set by Board. The SARs become exercisable over a period of 5 years (provided that the named executive officer remains an employee of the Company on each applicable vesting date and the Company meets certain performance thresholds prescribed in the SAR agreement). The performance target for vesting of the SARs are based on the Company’s book value on February 1, 2021.

On February 7, 2018, the Compensation Committee affirmed the partial vesting of the SARs granted in 2017, based on the Company’s actual 2017 return on invested capital. The Compensation Committee approved vesting of SARs for the following named executive officers: August M. Vlak – 6,667; and John L. Sullivan III – 3,333 as of February 7, 2018.

On February 25, 2019, the Compensation Committee granted SARs under the 2010 Plan as follows:  August M. Vlak – 12,000; James P. Woidke – 7,000; and John L. Sullivan III – 5,000. The SARs have an exercise price of $26.30 (equal to the fair market value of a Common Share on the date of grant), and will vest on February 1, 2022 based on performance targets set by Board. The SARs become exercisable over a period of 5 years (provided that the named executive officer remains an employee of the Company on each applicable vesting date and the Company meets certain performance thresholds prescribed in the SAR agreement). The performance target for vesting of the SARs are based on the Company’s book value at the end of fiscal year 2021.

On February 25, 2019, the Compensation Committee affirmed the partial vesting of the SARs granted in 2017, based on the Company’s actual 2018 return on invested capital. The Compensation Committee approved vesting of SARs for the following named executive officers: August M. Vlak – 6,667; and John L. Sullivan III – 3,333 as of February 1, 2019.

On February 18, 2020, the Compensation Committee affirmed the partial vesting of the SARs granted in 2017, based on the Company’s actual 2019 return on invested capital. The Compensation Committee approved vesting of SARs for the following named executive officers: August M. Vlak – 3,333; and John L. Sullivan III – 1,667 as of February 1, 2020.

On April 29, 2020, the Compensation Committee granted SARs under the 2020 Plan as follows: August M. Vlak – 12,000; James P. Woidke – 7,000; and John L. Sullivan III – 6,000. The SARs have an exercise price of $20.20 (equal to the fair market value of a Common Share on the date of grant), and will vest on February 1, 2023 based on performance targets set by Board. The SARs become exercisable over a period of 5 years (provided that the named executive officer remains an employee of the Company on each applicable vesting date and the Company meets certain performance thresholds prescribed in the SAR agreement). The performance target for vesting of the SARs are based on the Company’s book value at the end of fiscal year 2022 and on the return on invested capital for fiscal year 2022.

On June 9, 2020, the Compensation Committee affirmed the vesting of the SARs granted in 2018. The Compensation Committee waived the performance goal for the 2020 Performance Period due to the impact of the Covid-19 pandemic. The Compensation Committee approved vesting of SARs for the following named executive officers: August M. Vlak – 20,000; John L. Sullivan III – 10,000; and James P. Woidke 7,000.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Employment Agreement

On January 16, 2018, the Company entered into an amended and restated employment agreement (the “Amended and Restated Employment Agreement”) with August M. Vlak, the Company’s President and Chief Executive Officer. The Amended and Restated Employment Agreement supersedes the employment agreement executed on March 29, 2016 and was retroactively effective January 1, 2016. The initial term of the Amended and Restated Employment Agreement was from January 1, 2018 through December 31, 2018. However, the Amended and Restated Employment Agreement will be automatically renewed for additional one-year terms, unless either party provides notice of nonrenewal at least 90 days prior to the end of the term. The Amended and Restated Employment Agreement automatically renewed for one-year terms from January 1, 2019 through December 31, 2019, and January 1, 2020 through December 31, 2020, and has been automatically renewed for another one-year term from January 1, 2021 through December 31, 2021. The Amended and Restated Employment Agreement sets forth Mr. Vlak’s employment duties, compensation and additional benefits, as well as certain noncompetition, nonsolicitation and nondisclosure covenants.

Under the terms of the Amended and Restated Employment Agreement, in the event of Mr. Vlak’s death, termination by the Company without cause, termination by Mr. Vlak for good reason or due to a constructive termination, or when certain requirements are met in the event of a change in control, the Company will pay Mr. Vlak (i) any accrued compensation, including earned but unpaid base salary, reimbursement for reasonable and necessary expenses, accrued but unused vacation pay, the unpaid portion of any earned annual bonus for the fiscal year preceding termination, a pro-rated portion of the actual bonus, and vested accrued employee benefits; (ii) an amount equal to one times Mr. Vlak’s annual base salary; and (iii) an amount equal to one times Mr. Vlak’s target annual bonus for the year of termination. However, the change in control benefits will be reduced to the extent necessary to avoid the applicability of Section 280G of the Internal Revenue Code. All payments by the Company are subject to the execution of a release and waiver.

On March 8, 2021, the Company entered into a change in control agreement (the “CIC Agreement”) with James P. Woidke, the Company’s Chief Operating Officer. Under the terms of the CIC Agreement, in the event of Mr. Woidke’s employment terminates due to an involuntary termination without cause for a reason other than his death, or as result of a constructive termination, which in either case occurs: (i) during the period not to exceed twenty-four (24) months after the effective date of a change in control; or (ii) before the effective date of a change in control, but after the first date on which the Board and/or senior management of the Company has entered into formal negotiations with a potential acquirer that results in the consummation of a change in control; provided, however, that in no event shall a termination of employment occurring more than one (1) year before the effective date of a change in control be covered, the Company will pay Mr. Woidke an amount equal to one (1) times the sum of his annual base salary and his target annual bonus for the year of his termination date (which target annual bonus shall not be less than 70% of his annual base salary). In order to be eligible to receive benefits under the CIC Agreement, Mr. Woidke must deliver to the Company an executed release and waiver, and a resignation from all offices, directorships and fiduciary position with the Company, its affiliates and employee benefit plans. No payments shall be made prior to the last day of any waiting period or revocation period required by applicable law or under the provision of the release and waiver in order for the release and waiver to be effective.

The following table provides certain information regarding the benefits payable under the Amended and Restated Employment Agreement for Mr. Vlak and the CIC Agreement for Mr. Woidke. The payments to Messrs. Vlak and Woidke following a change in control are based on compensation received for the fiscal year ended January 2, 2021, assuming a change in control became effective January 2, 2021.

		Absent a change in control		Following a change in control
		Termination For Cause	Termination Without Cause	Termination For Cause	Termination Without Cause
August M. Vlak	Lump sum	-	$950,176	-	$950,176
James P. Woidke	Lump sum	-	595,000	-	595,000

RISK ASSESSMENT OF COMPENSATION POLICIES AND PRACTICES

Management and the Compensation Committee have reviewed the existing incentive compensation programs in which executives who are not named executive officers participate, in order to establish that such programs do not create risks that are reasonably likely to have a material adverse effect on the Company. Incentive compensation programs exist at the Corporate Office and at the Company’s divisions, and no particular division carries a significant portion of the Company’s overall risk profile. Stock incentive awards were made in fiscal 2020 under the Company’s 2020 Stock Incentive Plan. These awards are determined based upon guidelines set by the Chief Executive Officer and are reviewed and approved by the Compensation Committee. The cash incentive compensation program for corporate executives is subject to performance parameters and dollar limitations approved by the Compensation Committee. Cash incentive programs at the Company divisions are based upon attainment of specific financial performance goals that are developed on a basis consistent with the division’s financial goals. These programs are approved by the Chief Executive Officer. In conclusion, management has determined that the existing incentive programs applicable to non-named executive officers and the Company’s 2020 Stock Incentive Plan do not create risks that are reasonably likely to have a material adverse effect on the Company.

ADDITIONAL INFORMATION

Any shareholder who intends to present a proposal at the 2022 annual meeting of shareholders and desires that it be included in the Company’s proxy materials must submit to the Company a copy of the proposal on or before November 15, 2021. Any shareholder who intends to present a proposal at the 2022 annual meeting of shareholders, but does not wish that the proposal be included in the Company’s proxy materials, must provide notice of the proposal to the Company in accordance with the terms of the Company’s Bylaws no earlier than January 28, 2022 and no later than February 27, 2022.

It is the Company’s policy to have the members of the Board attend the Annual Meeting, to the extent feasible. All of the members of the Board attended the 2020 annual meeting of shareholders virtually.

If any shareholder wishes to send communications to the Board or to any member of the Board, he or she may do so by sending such communications to the Board or to the individual director in care of The Eastern Company, 112 Bridge Street, P.O. Box 460, Naugatuck, Connecticut 06770-0460. All such communications will be delivered to the Board or to the individual director in strict confidence.

FORM 10-K ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-K as filed with the SEC for the fiscal year ended January 2, 2021 will be furnished without exhibits to shareholders upon written request. Exhibits to the Form 10-K will be provided if so indicated. Direct all inquiries to Investor Relations, The Eastern Company, 112 Bridge Street, P.O. Box 460, Naugatuck, Connecticut 06770-0460. Form 10-K is also available on the Company’s website at www.easterncompany.com.

VOTE BY INTERNET

Before the Meeting – Go to **www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/27/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 27, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	0	0	0	______________________

Nominees

01 Fredrick D. DiSanto
02 John W. Everets
03 Charles W. Henry
04 Michael A. McManus, Jr.
05 James A. Mitarotonda
06 Peggy B. Scott
07 August M. VIak

The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain
2. Advisory vote to approve the compensation of the named executive officers.	0	0	0
3. Ratify the appointment of the independent registered public accounting firm (Fiondella, Milone & LaSaracina LLP) for fiscal year 2021.	0	0	0

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Note: A vote to withhold authority to vote for any nominee(s) is treated as a vote against the nominee(s).

For address change/comments, mark here. 0
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000404327_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report and Form 10-K are available at www.proxyvote.com

THE EASTERN COMPANY
April 28, 2021 at 11:00 AM EDT
https://agm.issuerdirect.com/eml
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigning hereby appoints John L. Sullivan III and Nicholas A. Vlahos, or either of them, true and lawful attorneys and agents, with the power of substitution for the undersigned in his name, place and stead, to vote at the Annual Meeting of Shareholders of The Eastern Company on April 28, 2021 and any adjournments thereof, all shares of common stock of said Company which the undersigned would be entitled to vote, if then personally present, as specified on the reverse side of this card on proposals 1, 2 and 3, and in their discretion on all other matters coming before the meeting.

This proxy will be voted as directed by the shareholder, but if no choice is specified, it will be voted FOR ALL of the director nominees named in proposal 1 and FOR proposals 2 and 3.

Continued and to be signed on reverse side